Exhibit 99.15

Johnson & Johnson Reports 2014 Fourth-Quarter and Full-Year Results:

2014 Fourth-Quarter Sales of $18.3 Billion Decreased 0.6%; EPS was $0.89
2014 Full-Year Sales of $74.3 Billion Increased 4.2%; Full-Year EPS was $5.70
Excluding Special Items, 2014 Fourth-Quarter EPS was $1.27, an Increase of 2.4%*,
and 2014 Full-Year EPS was $5.97, an Increase of 8.2%*

New Brunswick, NJ (January 20, 2015) - Johnson & Johnson (NYSE: JNJ) today announced sales of $18.3 billion for the fourth quarter of 2014, a decrease of 0.6% as compared to the fourth quarter of 2013. Operational results increased 3.9% and the negative impact of currency was 4.5%. Domestic sales increased 7.4%. International sales decreased 6.7%, reflecting operational growth of 1.2% and a negative currency impact of 7.9%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 6.7%, domestic sales increased 10.7% and international sales increased 3.6%.*
Worldwide sales for the full-year 2014 were $74.3 billion, an increase of 4.2% versus 2013. Operational results increased 6.1% and the negative impact of currency was 1.9%. Domestic sales increased 9.0%. International sales increased 0.4%, reflecting operational growth of 3.7% and a negative currency impact of 3.3%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 8.0%, domestic sales increased 11.6% and international sales increased 5.1%.*
Net earnings and diluted earnings per share for the fourth quarter of 2014 were $2.5 billion and $0.89, respectively. Fourth-quarter 2014 net earnings included a charge for after-tax special items of approximately $1.1 billion, primarily related to an increase in the litigation accrual, integration costs related to the acquisition of Synthes, Inc., and an in-process research and development charge. Fourth-quarter 2013 net earnings included a net charge for after-tax special items of $42 million as shown in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items, net earnings for the current quarter were $3.6 billion and diluted earnings per share were $1.27, representing increases of 1.4% and 2.4%, respectively, as compared to the same period in 2013.*
Net earnings and diluted earnings per share for the full-year 2014 were $16.3 billion and $5.70, respectively. Full-year net earnings included a net charge for after-tax special items of $0.8 billion in 2014 and $2.0 billion in 2013 as detailed in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items in both periods, net earnings for the full-year of 2014 were $17.1 billion and diluted earnings per share were $5.97, representing increases of 7.7% and 8.2%, respectively, as compared with the full year of 2013.*
“2014 was a strong year for Johnson & Johnson, as we delivered solid financial results while continuing to make investments to accelerate growth for the long term. We have built significant momentum in our Pharmaceutical business, are realizing the benefits of innovation, scale and breadth in our Medical Devices business and are continuing our market leadership with iconic brands in our Consumer business,” said Alex Gorsky, Chairman and Chief Executive

Officer.  “I am proud of our exceptional Johnson & Johnson colleagues who make our success possible with their commitment to advancing health and well-being for patients and consumers around the world.”
The Company announced adjusted earnings guidance for full-year 2015 of $6.12 to $6.27 per share. Beginning in 2015, adjusted earnings excludes after-tax intangible amortization expense in addition to special items. After-tax intangible amortization expense for 2014 was approximately $0.42 per share and for 2015 is anticipated to be approximately $0.32 per share.
Worldwide Consumer sales of $14.5 billion for the full-year 2014 represented a decrease of 1.4% versus the prior year, consisting of an operational increase of 1.0% and a negative impact from currency of 2.4%. Domestic sales decreased 1.3%; international sales decreased 1.4%, which reflected an operational increase of 2.3% and a negative currency impact of 3.7%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 2.8%, domestic sales increased 3.1% and international sales increased 2.6%.*
Positive contributors to operational results were sales of TYLENOL® and MOTRIN® analgesics and ZYRTEC® allergy over-the-counter products; AVEENO® and NEUTROGENA® skin care products; and LISTERINE® oral care products.
Worldwide Pharmaceutical sales of $32.3 billion for the full-year 2014 represented an increase of 14.9% versus the prior year with operational growth of 16.5% and a negative impact from currency of 1.6%. Domestic sales increased 25.0%; international sales increased 5.0%, which reflected an operational increase of 8.3% and a negative currency impact of 3.3%.
The strong sales results were driven by new products and the strength of our core products. New products include OLYSIO®/SOVRIAD® (simeprevir), for combination treatment of chronic hepatitis C in adult patients; XARELTO® (rivaroxaban), an oral anticoagulant; ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; INVOKANA® (canagliflozin), for the treatment of adults with type 2 diabetes; and IMBRUVICA® (ibrutinib), an oral, once-daily therapy approved for use in treating certain B-cell malignancies, or blood cancers.
Additional contributors to operational sales growth were STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and psoriatic arthritis; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the treatment of schizophrenia in adults; SIMPONI®/SIMPONI ARIA® (golimumab) and REMICADE® (infliximab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases.
During the quarter, the U.S. Food and Drug Administration (FDA) granted approval for the supplemental New Drug Applications (sNDAs) for INVEGA® SUSTENNA® (paliperidone palmitate) to treat schizoaffective disorder as either monotherapy or adjunctive therapy.  The European Commission approved IMBRUVICA® (ibrutinib) for the treatment of adult patients with relapsed or refractory mantle cell lymphoma and adult patients with chronic lymphocytic leukemia who have received at least one prior therapy, or in first-line in the presence of 17p deletion or TP53 mutation in patients unsuitable for chemo-immunotherapy. The European Commission also approved REZOLSTA® (darunavir/cobicistat) in combination with other antiretroviral medicinal products for the treatment of human immunodeficiency virus-1 infection in adults aged 18 years or older. In addition, VELCADE® (bortezomib) received a positive opinion from the European Committee for Medicinal Products for use in combination with rituximab, cyclophosphamide, doxorubicin and prednisone, for the treatment of adult patients with previously untreated mantle cell lymphoma who are unsuitable for haematopoietic stem cell transplantation.
Two New Drug Applications (NDAs) were submitted to the FDA for regulatory approval during the quarter. These included an NDA for three-month atypical antipsychotic paliperidone palmitate as a treatment for schizophrenia in adults as well as an NDA for YONDELIS® (trabectedin) for the treatment of patients with advanced soft tissue sarcoma, including liposarcoma and leiomyosarcoma subtypes, who have received prior chemotherapy including an anthracycline. Also, a supplemental NDA was submitted to the FDA and a Type II variation application was submitted to the European Medicines Agency (EMA) for an additional indication of IMBRUVICA® (ibrutinib) for the treatment of patients with Waldenström’s macroglobulinemia, a rare type of B-cell lymphoma.
In addition, the acquisition of Alios BioPharma, Inc., a privately-held clinical stage biopharmaceutical company focused on developing therapies for viral diseases, was completed. In January, a definitive agreement was announced to divest the U.S. license rights to NUCYNTA® (tapentadol), NUCYNTA® ER (tapentadol extended-release tablets), and NUCYNTA® (tapentadol) oral solution for approximately $1.05 billion. The transaction is expected to close in the second quarter, subject to customary closing conditions and completion of financing.
Worldwide Medical Devices sales of $27.5 billion for the full-year 2014 represented a decrease of 3.4% versus the prior year consisting of an operational decrease of 1.6% and a negative currency impact of 1.8%. Domestic sales decreased 4.3%; international sales decreased 2.7%, which reflected an operational increase of 0.5% and a negative currency impact of 3.2%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 1.6%, domestic sales decreased 0.6% and international sales increased 3.5%.* The divestiture of the Ortho-Clinical Diagnostics business was completed in June.
Primary contributors to operational growth were our broad portfolio of Orthopaedic products; Biosense Webster’s electrophysiology products in the Cardiovascular Care business; and biosurgicals and international sales of energy products in the Specialty Surgery business.
During the quarter, the FDA approved the Animas® Vibe™ insulin pump and Continuous Glucose Monitoring system for the management of insulin-requiring diabetes in adults ages 18 and older.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,500 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Operational sales growth excluding the net impact of acquisitions and divestitures as well as net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying financial schedules of the earnings release and the Investor Relations section of the Company’s website at www.investor.jnj.com.

Johnson & Johnson will conduct a conference call with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliations of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and a copy of today’s earnings call presentation can be found on the Company's website at www.investor.jnj.com.

NOTE TO INVESTORS
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; uncertainty of commercial success for new and existing products; impact of business combinations and divestitures; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; the impact of patent expirations; significant adverse litigation or government action, including related to product liability claims; changes to laws and regulations, including domestic and foreign health care reforms; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; financial instability of international economies and sovereign risk; manufacturing difficulties or delays, internally or within the supply chain; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.